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To My Fellow Shareholders,

What if a new drug could stop the devastating progression of sickle cell disease (SCD)? We come to work every day with a sense of urgency – and a focus on Hope + Science + Community – as we take on this cause with the development of voxelotor.

Our Motivation to Succeed

We have grown to be a team of 150 employees, working on behalf of millions of patients worldwide who need a more effective medicine to treat SCD. We are united in our belief that improved therapeutic options will help to right the social injustice and poor access to critical care that these overlooked and underserved patients and their families experience. As a science-driven company, we have a clear sense of purpose – to significantly improve outcomes for SCD patients. We intend to broaden our pipeline beyond SCD and bring this same passion for innovative science to other diseases with high unmet need. I am fortunate to lead such an energized and committed group of employees who share this vision.

A Year of Scientific Progress

For GBT, 2017 was a year of scientific progress. Data we presented took us to Atlanta for the American Society of Hematology (ASH) Annual Meeting and the Sickle Cell Disease Association of America (SCDAA) 45th Annual National Convention, and to Europe for the Academy for Sickle Cell and Thalassemia Conference in London and the European Hematology Association (EHA) Annual Congress in Madrid. Our oral presentation at ASH in December reported open-label data from our ongoing Phase 2a HOPE-KIDS 1 Study of voxelotor taken once daily for 16 weeks by adolescents. Results showed increased hemoglobin levels, improved clinical measures of hemolysis, reduced daily symptoms and favorable tolerability with voxelotor.

A Mindset of Innovation

From the start, our goal has been to expedite drug development. You see it in the innovative design of our ongoing Phase 3 HOPE Study (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization), where we’ve taken a two-part approach that has enabled us to rapidly initiate this pivotal program, maintain rolling enrollment, and gather additional efficacy data before committing to a dose or key secondary endpoints. Our goal is to be much more efficient in terms of timelines, costs and operational resources than traditional approaches taken for other sickle cell studies. We dosed our first patient in the HOPE Study in January 2017 and are on track to read out top-line Part A data in the first half of 2018 and to complete the study in the first half of 2019.

We have received multiple designations from regulatory authorities in the United States and Europe for voxelotor, which may also help expedite its development. They include:

United States – Food and Drug Administration

•	Fast Track Designation

•	Orphan Drug Designation

•	Rare Pediatric Disease Designation

•	Breakthrough Therapy Designation

Europe – European Medicines Agency/European Commission

•	Inclusion in Priority Medicines (PRIME) Program

•	Orphan Medicinal Product Designation

Guided by Distinguished Directors

Our Board members continue to share their expertise in policy, government, healthcare and drug development. Our Board includes several leaders, including Willie Brown, who helped tackle the AIDS crisis in California while serving as Mayor of San Francisco, and Deval Patrick, who was involved in leading the Affordable Care Act implementation when he was Governor of Massachusetts. We are pleased that Wendy Yarno, former Chief Marketing Officer at Merck, recently joined our Board. She brings nearly three decades of industry experience to GBT, including product launch planning and commercialization in more than 20 therapeutic areas. This experience will be essential as we prepare for the potential commercial launch of voxelotor.

Vision for Our Future

Our business development strategy mirrors our approach in SCD. We aim to transform the standard of care for any other rare disease we pursue. We are seeking to acquire assets by focusing on well-validated targets, small or large molecules, in rare diseases. In parallel, we continue to advance the work of our own research team to develop small molecules for rare, benign hematology indications.

Supporting the Community

Our connection to patients is personal. We’ve been working to raise awareness of SCD for several years – both on the national level and here at home in the Bay Area. This summer will mark our second year supporting camps for children who suffer from SCD. We also have been partnering with UCSF Benioff Children’s Hospital Oakland and are humbled by the recognition we received from the City of Oakland and Alameda County’s Health Department, which issued proclamations applauding our work.

Everyone Shares the HOPE

We are working to build strong, productive relationships with patients, families, caregivers, medical professionals, advocacy groups, investors and regulators who want to see us succeed. We are fortunate to work with so many inspired collaborators around the world who share our hope that voxelotor will modify the course of sickle cell disease and become commercially available.

We have ongoing collaborations with many leading national and local organizations, including the Sickle Cell Disease Association of America, Sickle Cell Community Consortium, Sickle Cell Disease Coalition coordinated by the American Society of Hematology, Sickle Cell Warriors, Sickle Cell 101, and the Centers for Disease Control Foundation. In September 2017, during SCD Awareness Month, we hosted a therapeutics conference, which brought together representatives from the entire SCD stakeholder community to learn from each other and build alliances that drive action. You can watch excerpts from the conference playlist and other informative videos by accessing our YouTube channel via our website www.gbt.com. You’ll find the YouTube icon on the upper right next to Twitter and LinkedIn.

Overall, 2017 was a highly successful and rewarding year of accomplishments that we believe has moved us closer to our goal of eliminating the pain, suffering and loss experienced by children and adults living with SCD. On behalf of everyone at GBT and the patients we aspire to serve, thank you for your continued support of our company and our vital work.

I look forward to updating you on our progress throughout the year.

With kind regards,

Ted W. Love, M.D.

President and Chief Executive Officer

GBT

April 26, 2018